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               SYSTEM SHORT SERVICE SUPPLEMENTAL RETIREMENT PLAN
                      FOR CERTAIN MANAGEMENT EMPLOYEES OF
                        CONSOLIDATED NATURAL GAS COMPANY
                                    AND ITS
                    PARTICIPATING SUBSIDIARIES (THE "PLAN")

                           Effective June 1, 1976 and
                 Amended November 15, 1977 and January 1, 1984
                             and December 12, 1995


     SECTION 1. PURPOSE. The purpose of this Plan is to provide supplemental retirement benefits on an unfunded, contractual basis for certain management employees whose commencement of service in the Consolidated Natural Gas System occurred after the employee had acquired experience and displayed talents of considerable value to Consolidated, and who in joining Consolidated, gave up valuable pension benefits. Such supplemental retirement benefits are expected to reduce the high starting salaries ordinarily sought by employees recruited from outside companies (to compensate for the loss of service credits and pension benefits). This in turn will help us maintain our salary scales for the jobs involved. Upon retirement from Consolidated, the supplemental benefit will bring pensions closer to the amounts that would have been received had the employee's entire career been with Consolidated.

     SECTION 2. EMPLOYEES COVERED. Employees eligible for benefits under this Plan ("Participant") shall be those employees who (a) are designated by the Board of Directors as being eligible for this Plan and (b) were recruited for the executive payroll or who in the future are recruited for the executive payroll, of one or more companies in the System. This Plan is intended to cover only a select group of management or highly compensated employees. It is intended primarily to provide deferred compensation to such group.

     SECTION 3. VESTING. A Participant's benefits under this Plan shall vest on the earliest to occur of the following if the Participant continues in employment with one or more companies in the System on the executive payroll through such date:

        (i) The Participant's retirement in accordance with the retirement regulations of the System Pension Plan of Consolidated Natural Gas Company and Its
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Participating Subsidiaries for Employees who are Not Represented by a Recognized
Union ("Consolidated Plan"); or

        (ii) The Participant's achievement of a fifteen-year Period of Employment. For purposes of this Plan, "Period of Employment" shall have the meaning ascribed to such term in the Consolidated Plan. After the fifteen-year period has been achieved, the rights of the employee shall be vested. Except as set forth below in the case of a Change of Control of the Company, prior to such time, an employee will have no enforceable rights under this Plan, and failure to achieve the fifteen-year period will automatically result in the complete forfeiture of all rights hereunder, unless the employee retires in accordance with the retirement regulations in the Consolidated Plan.

                 Notwithstanding the foregoing, in the event of a Change of Control of the Company, a Participant's accrued benefit under the Plan shall vest in full upon the latter of 1) the date of the Change of Control or 2) completion by the Participant of a 5-year Period of Employment. For purposes of this section, "Change of Control" shall have the meaning ascribed to it in the 1991 Stock Incentive Plan.

     SECTION 4. BENEFIT FORMULA. Supplemental retirement benefits payable on a single life form at retirement or other applicable date to a Participant under this Plan shall be an annual amount equal to the lesser of (a) or (b) below, reduced by (c) below:

        (a) The Participant's annual benefit determined under the formulas contained in the Consolidated Plan on the basis of commencement at retirement or other applicable date on the single life form but substituting for the percentage of "Final Average Annual Earnings" in Section 6A(1)(a)(i) of the Consolidated Plan a percentage equal to 133-1/3% thereof.

        (b)     (1)     In the case of retirement at or after age 65 - 55% of
the Participant's "Final Average Annual Earnings" (as defined in the Consolidated Plan) less such

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portion of the Participant's annual Primary Social Security Benefit payable at retirement.  (Social Security Benefit);

        (2) In the case of early retirement, the difference between 55% and the percentage that would have been applicable for the calculation of the employee's regular pension at age 65 shall remain fixed for any retirement between age 60 and 65. This difference is added to the regular percentage applicable at retirement and the resulting percentage is applied to the "Final Average Annual Earnings." From the resulting total is subtracted the Social Security Benefit. Provided, however, that such amount shall be reduced by applying the reduction percentage, if any, applicable to such Participant because of early commencement of his benefits under the Consolidated Plan.

        (c) The aggregate annual pension benefit to which the Participant is entitled under the Consolidated Plan and the Unfunded Supplemental Benefit Plan For Employees of Consolidated Natural Gas Company and its Participating Subsidiaries who are not Represented by a Recognized Union, (ERISA EXCESS PLAN).

        (d) For purposes of this Plan, calculation of "Final Average Annual Earnings" will be made by ignoring the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended.

     SECTION 5. FORM OF BENEFIT PAYMENTS. Benefits will be payable in monthly installments beginning when benefits commence under the Consolidated Plan, and will be payable commencing upon retirement in accordance with the method of payment in effect for the Participant under the Consolidated Plan and adjusted on the basis of the same actuarial factors applicable to such method under the Consolidated Plan, in a single lump sum or by a combination of such methods, as determined by the Committee in its discretion. Lump sum payments shall be calculated using the Pension Benefit Guaranty Corporation interest rates for valuing immediate annuities that are in effect at the Participant's retirement date and the UP-1984 mortality table.

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     SECTION 6.  PAYMENT OF BENEFITS.  Benefits under the Plan are unfunded and unsecured, and shall be paid out of the general assets of the employers in the System in the same proportion as such employers share in the Participant's Final Average Annual Earnings, as defined in the Consolidated Plan. The rights of a Participant or anyone claiming through said Participant shall be those of an unsecured creditor. Should the employer choose to invest in specific assets with a view toward providing a source of funds to pay benefits hereunder, any such asset shall be held in the employer's name and shall be subject to the claims of general creditors, and no Participant shall have any special claim or lien on any such asset. No trust or security interests are created by this Plan. Any investing as outlined above may be discontinued at any time without regard to the sufficiency of any investments to pay benefits hereunder.

     SECTION 7. ADMINISTRATION. (a) This Plan shall be administered by the Annuities and Benefits Committee of the Consolidated Natural Gas Company (the "Committee"). The Committee shall have power to interpret the Plan and determine eligibility for benefits. The Committee may appoint agents to assist in the administration of the Plan, and to do those things necessary to carry out the Plan.

        (b)     Claims shall be handled as follows:

            (1) All claims for benefits shall be in writing and shall be filed with the Committee.

            (2) If the Committee wholly or partially denies a claim for benefits, the Committee shall within 90 days after the Plan's receipt of the claim give the claimant written notice setting forth in understandable language:
(i) the specific reason(s) for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information which must be submitted to perfect the claim; and (iv) an explanation of the Plan's review procedure, as set forth below.

        (c) The claimant shall have 60 days after the day on which such written notice of denial is handed or mailed to the claimant in which to apply to the Committee in

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writing for a full and fair review of the denial of the claim.  In connection with such review, the claimant (or a representative) shall be afforded a reasonable opportunity to review pertinent documents, and may submit issues and comments in writing.

        (d) The Committee shall issue its decision on review promptly and within 60 days after the Plan's receipt of the request for review, unless special circumstances require an extension to not later than 120 days after receipt of the request for review. Written notice of such extension shall be furnished to the claimant prior to the commencement of the extension. The decision shall be in writing and shall, in understandable language, set forth specific reasons for the decision and specific references to pertinent Plan provisions on which the decision is based.

     SECTION 8. NONASSIGNABILITY. Benefits under this Plan may not be assigned or alienated.

     SECTION 9. AMENDMENT OR TERMINATION. Consolidated Natural Gas Company and Its Participating Subsidiaries reserve the right to amend or discontinue this Plan at any time in whole or in part. No such action, when considered in conjunction with corresponding changes in the retirement benefits provided under other System programs, shall have the effect of reducing the aggregate retirement benefit which has accrued under all System retirement programs to the date of such action based on service with the System performed to such date.

     SECTION 10. APPLICABLE LAW. This Plan shall be construed in accordance with the laws of the Commonwealth of Pennsylvania except where preempted by federal law.

     SECTION 11. EFFECT ON EMPLOYMENT RIGHTS. Nothing contained in the Plan shall be deemed to give any Participant or employee the right to be retained in the

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service of the Company or any subsidiary, or to interfere with the right of the employer to discharge any employee at any time for any reason, regardless of the effect such a discharge would have upon participation in this Plan or the benefit which would be payable hereunder.

     SECTION 12. NO SALARY REDUCTION. The Plan does not involve a reduction in salary for the eligible employees, nor does it involve the foregoing of an increase in future salary by the Participant.

     SECTION 13. BINDING ON SUCCESSORS. This Plan shall be binding upon and inure to the benefit of the Company, its subsidiaries and successors and assigns, and each Participant and such Participant's heirs, executors, administrators and legal representatives.

     SECTION 14. CHANGE IN CONTROL. Upon a Change in Control, as defined in the Trust Agreement between Consolidated Natural Gas Company and Mellon Bank effective June 1, 1995 (the "Rabbi Trust") the Consolidated Natural Gas Company shall, as soon as possible, but in no event longer than 30 days following the Change or Control, do the following:

        (a) Add this Plan to the Rabbi Trust by establishing a new account under said Rabbi Trust.

        (b) Make an irrevocable contribution to the Rabbi Trust in an amount that is sufficient to pay each Plan participant or beneficiary the benefits to which the Plan participants or their beneficiaries would be entitled pursuant to the terms of the Plan as of the date on which the Change in Control occurred.

     SECTION 15. EFFECTIVE DATE. This Plan is effective June 1, 1976, and amended November 15, 1977 and January 1, 1984 and December 12, 1995.

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